Exhibit 5.1

Goodwin Procter LLP Counselors at Law 4365 Executive Drive, 3rd Floor San Diego, CA 92121	T: 858.202.2700 F: 858.457.1255 www.goodwinprocter.com
March 26, 2008
Avanir Pharmaceuticals
101 Enterprise, Suite 300
Aliso Viejo, CA 92656

Re:	Securities Being Registered under Registration Statements on Form S-3
Ladies and Gentlemen:
     This opinion letter is furnished to Avanir Pharmaceuticals, a California corporation, (the “Company”) in connection with the Company’s registration of the offering and sale under the Securities Act of 1933, as amended (the “Securities Act”), of a total of 47,213,115 shares of the Company’s Class A Common Stock, no par value, (the “Shares”) which includes 34,972,678 shares of Class A Common Stock issuable pursuant to Subscription Agreements, dated March 26, 2008, entered into between the Company and certain investors (the “Subscription Agreements”), and 12,240,437 shares of Class A Common Stock issuable upon the exercise of warrants to be issued by the Company pursuant to the Subscription Agreements (the “Warrants”). The offering and sale of the Shares has been registered under the Securities Act pursuant to the Company’s Registration Statements on Form S-3 (File Nos. 333-149125 and 333-125979) (the “Registration Statements”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the laws of the State of California.
     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Subscription Agreements and the Warrants, as applicable, that the Shares will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements and to the references to our firm under the caption “Legal Matters” in the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP